Exhibit 15

Independent Registered Public Accounting Firm’s Acknowledgment Letter

The Shareholders and Board of Directors

State Street Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-         ) pertaining to the State Street Corporation 2006 Equity Incentive Plan of our report dated April 30, 2009 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarter ended March 31, 2009.

Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Ernst & Young LLP

Boston, Massachusetts

June 22, 2009